CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of March 21, 2019 (the “Effective Date”) by and between PARTY CITY HOLDCO INC., a Delaware Corporation, having its principal place of business at 80 Grasslands Road, Elmsford, New York 10523 (the “Company”) and MICHAEL A. CORREALE, residing at 27 Weeburn Lane, Wilton, CT 06897 (“Correale”).

RECITALS

WHEREAS, Correale is currently serving as the Chief Accounting Officer and the interim Chief Financial Officer and is an at-will employee of Party City Holdco Inc. and will continue as such until such time as a new full-time Chief Financial Officer has been hired and a reasonable transition period has occurred, as mutually agreed by Correale and the Company (the “Termination Date”) and

WHEREAS, Correale and Company desire to embody in this Agreement the terms and conditions of Correale’s engagement by Company after the Termination Date., which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to Correale’s services. Without limiting the generality of the foregoing, the parties acknowledge and agree that the certain Letter of Understanding between Company and Correale dated March 24, 2015 will expire on the Termination Date  and be of no further force or effect.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed by the parties as follows:

SECTION 1.ENGAGEMENT: Company and Correale acknowledge and agree that Correale’s at will employment by Company shall cease on the Termination Dateand thereafter Company hereby offers, and Correale hereby accepts, his engagement with Company as a consultant, and not as an employee, in the capacities and for the Term (as hereinafter defined) and subject to and upon the terms and conditions as herein contained but, generally, to be available during the Term to assist the Company as reasonably requested by the Company. Correale shall not be required to travel to any location other than Elmsford, NY during the Term unless otherwise agreed to by Correale.

SECTION 2.TERM:  The consulting services to be provided by Correale to Company pursuant to this Agreement shall commence as of the Termination Date and shall continue for 24 months unless otherwise terminated in accordance with Section 7 hereof (the “Term”).

SECTION 3.DUTIES:  During the Term, Correale shall successfully complete the Deliverables as defined below. In addition, Correale agrees to be reasonably available to answer questions for the Company via telephone or email and not from the Company’s corporate office location regarding any matter, project or initiative reasonably requested from time to time during the Term.

SECTION 4.CONSULTING FEE:

(a)

During the Term, and upon the successful completion of the “Deliverables” as hereafter defined, Company shall pay Correale, and Correale hereby agrees to accept as payment for all consulting services rendered hereunder, a consulting fee in the amount of twenty thousand dollars ($20,000.00) per month (the “Consulting Fee”); it being understood and agreed that Correale is expected to spend all necessary time following the Termination Date to successful transition his responsibilities as Chief Accounting Officer, all as reasonably determined by the Company (collectively, the “Deliverables”). Upon the successful completion of the Deliverables, Correale shall be under no obligation to be physically present in the Company’s offices in Elmsford, NY.

SECTION 5.  BENEFITS:  Company and Correale acknowledge and agree that throughout the Term of this Agreement, unless otherwise modified pursuant to a termination of this Agreement, Correale’s previously granted stock options and restricted stock units (but not performance stock units) shall continue to vest in the same manner as if Correale had remained an employee of Company. Correale may elect to take COBRA for the eighteen (18) month period commencing on April 1, 2019. Other than what is set forth in this Section 5, Correale shall have no right to any current or future benefit or stock option or stock equity or incentive plan of any nature or description and any such outstanding and unvested rights existing prior to the Termination Date are hereby terminated and null and void and of no further force or effect.

SECTION 6.INDEPENDENT CONTRACTOR STATUS: Correale will perform his obligations and duties under this Agreement solely as an independent contractor performing work for Company, and not as an agent or employee of, or joint venturer with Company.  Except as otherwise set forth herein, Correale shall not, by reason of this Agreement, acquire any other benefits, privileges or rights under any benefit plan maintained by Company or its subsidiaries or affiliates for the benefit of their employees, including, any pension or profit‑sharing plans. Correale shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by Company in connection with Correale’s engagement.

SECTION 7.TERMINATION or MODIFICATION:

(a)	Death. Correale’s engagement shall automatically terminate upon his death and any remaining consulting fees will be paid, in full, to his estate.
(b)	Termination for Cause. Company may terminate this Agreement immediately if Correale commits an act of gross negligence or gross willful misconduct.
(c)

Acceptance of full-time employment. Company may terminate or modify this Agreement immediately if Correale accepts full-time employment with another company in a capacity similar to his former capacities with the Company.

(d)	Other Termination or Modification. Other than the provisions above, this Agreement can only be terminated or modified by mutual consent of the parties.

SECTION 8.  CONFIDENTIALITY:

(a)

CONFIDENTIALITY:  “Confidential Information” means secret or confidential information, knowledge or data relating to Company and its respective businesses, but does not include information that: (i) is or later becomes part of the public domain through no fault of Correale; (ii) is lawfully received by Correale from a third party having no obligations of confidentiality to Company; or (iii) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.  Except as specifically authorized by an authorized officer of Company or by written Company policies, Correale will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of Company, except as necessary to perform his duties under this Agreement.  Upon termination of this Agreement, Correale will promptly deliver to Company all Confidential Information in his possession. So too, Correale agrees to keep the terms of this Agreement confidential and shall not disclose such terms to anyone without the prior consent of Company, which consent shall not be unreasonably withheld.

(b)

NON-COMPETE:  It is understood and agreed that Correale may perform consulting work for other clients during the term of this Agreement. Correale will disclose to the Company the identity of other clients and the nature of the consulting work. If the Company believes that the nature of the work could potentially create a competitive disadvantage to the Company, then Correale will refrain from that work during the term of this Agreement.

(c)

INJUNCTION:  It is recognized and hereby acknowledged by the parties hereto that a breach by Correale of the covenant contained in this Section 8 will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, Correale recognizes and hereby acknowledges that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 8 by Correale or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Company may possess at law or in equity.

(d)

NON-DISPARAGEMENT: Correale shall not at any time after the Effective Date disparage the Company or any of its officers, directors, shareholders or any of their respective affiliates, disparage its business or professional capabilities, plans or management to any person, or do anything else to affect adversely the good will of the Company, disclose the financial performance or financial condition of the Company or any aspect of its business.  The obligations of Correale under this Section 8 shall not apply to truthful disclosures that are required by applicable law, regulation or order of a court or governmental agency.

(e)

GENERAL RELEASE OF CLAIM: By entering into this Agreement, and with the commencement of the Term, Correale and Correale’s heirs, executors, administrators, successors and assigns hereby knowingly, voluntarily and completely release and forever discharge the Company and any and all of Company’s subsidiaries, parents, branches, divisions, affiliates, related entities, predecessor entities, present and former officers, directors, employees, fiduciaries and agents (collectively the “Released Parties”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind, known or unknown, including, but not limited to, all matters arising out of Correale’s employment with the Company or business dealings with any of the Released Parties and the cessation thereof, including, but not limited to, any alleged violation of:

1.	The National Labor Relations Act;
2.	Title VII of the Civil Rights Act of 1964;
3.	The Civil Rights Act of 1991, as amended;
4.	Sections 1981 through 1988 of Title 42 of the United States Code;
5.	The Employee Retirement Income Security Act of 1974;
6.	The Age Discrimination in Employment Act of 1967;
7.	The Immigration Reform Control Act;
8.	The Americans with Disabilities Act of 1990;
9.	The Federal Rehabilitation Act of 1973, as amended;
10.	The Older Worker Benefit Protection Act, as amended;
11.	The Occupational Safety and Health Act;
12.	The Family and Medical Leave Act of 1993;
13.	The Equal Pay Act, as amended;
14.	any other federal, state or local civil or human rights, tort or defamation laws, or any other local, state or federal law, regulation or ordinance;

15.	any public policy, contract, tort, or common law; or
16.	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.
(f)	SURVIVAL: The provisions of this Section 8 paragraphs (a), (c), (d) and (e) shall survive the termination of this Agreement.

SECTION 9.  SUCCESSORSHIP:  This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including any successor by operation of law or otherwise; and as used herein, the term “Company” shall include such successors or assigns, and any subsidiary or affiliate of Company.  The services to be provided by Correale under this Agreement are personal to Company and shall not be assignable (by operation of law or otherwise) by Correale without the prior written consent of Company.

SECTION 10. ENTIRE AGREEMENT: This Agreement contains the entire Agreement of the parties relating to and supersedes all prior oral or written agreements relating to the subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 11. NOTICE:  Any notice or request required or permitted under this Agreement shall be in writing and given or made by postage paid, registered or certified mail, return receipt requested, addressed to Company at its then principal place of business, or Correale at his address last given to Company, or to either party hereto at such other address last given to Company, or to either party hereto at such other address or addresses as such party may from time to time specify for such purposes in a notice similarly given to the other party.

SECTION 12. APPLICABLE LAW:  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law principles thereof) applicable to contacts made and to be performed entirely within such state.  Any dispute shall be resolved in the courts of the State of New York, County of Westchester.  The parties hereby consent to the jurisdiction of such courts.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunder duly authorized, and Correale has hereunder set his hand, all as of the day and year first written above.

COMPANY:		CORREALE:
PARTY CITY HOLDCO INC.		MICHAEL A. CORREALE

By:	/s/ James M. Harrison	By:	/s/ Michael A. Correale
	James M. Harrison		Michael A. Correale
Chief Executive Officer

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